Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 30, 2022	October 31, 2021	January 31, 2021

Revenue	$189,827	$181,288	$152,067

Cost of goods sold	129,964	129,347	121,538

Gross Profit	59,863	51,941	30,529

Operating Expenses:

Selling, general and administrative	15,727	14,322	14,053

Research and development	5,939	4,100	4,710

Total Operating Expenses	21,666	18,422	18,763

Operating Income	38,197	33,519	11,766

Non-operating income, net	4,707	3,809	680

Income Before Income Tax Provision	42,904	37,328	12,446

Income tax provision	11,178	8,697	2,937

Net Income	31,726	28,631	9,509

Net income attributable to noncontrolling interests	8,662	8,820	1,473

Net income attributable to Photronics, Inc. shareholders	$23,064	$19,811	$8,036

Earnings per share:

Basic	$0.38	$0.33	$0.13

Diluted	$0.38	$0.33	$0.13

Weighted-average number of common shares outstanding:

Basic	60,158	60,216	62,475

Diluted	60,936	60,908	63,005